Exhibit 99.1
TIME WARNER CABLE REPORTS
2008 FULL-YEAR AND FOURTH-QUARTER RESULTS
NEW YORK, NY, February 4, 2009 – Time Warner Cable Inc. (NYSE: TWC) today reported financial results for its full year and fourth quarter ended December 31, 2008.
Time Warner Cable President and Chief Executive Officer Glenn Britt said: “In 2008, Time Warner Cable continued to grow as many other industries contracted, and we generated impressive levels of free cash flow. While the much slower RGU growth late in the year demonstrated that our business is not immune to economic and competitive forces, we remain confident that our strong subscription relationships will enable us to weather these pressures better than many businesses.”
Britt added: “As we turn to the year ahead, we will focus even more on making our services easy to buy and use, and on delivering them at a great value. We will manage our spending – both operating expense and capital – to fit the economic realities as the year progresses. We’re focused on growing profitability and continuing to deliver healthy free cash flow.”
FULL-YEAR RESULTS
Revenues rose 8% ($1.2 billion) over full-year 2007 to $17.2 billion. Subscription revenues were up 8% ($1.2 billion) to $16.3 billion. Video revenues grew 4% ($359 million) to $10.5 billion, benefiting from the continued growth in digital video subscriptions and video price increases. High-speed data revenues rose 12% ($429 million) to $4.2 billion, driven by continued high-speed data subscriber growth. Voice revenues climbed 36% ($426 million) to $1.6 billion. Advertising revenues increased 4% ($31 million) to $898 million due mainly to an increase in political advertising revenues, offset partially by declines in other categories.
Adjusted Operating Income before Depreciation and Amortization (“Adjusted OIBDA”), which excludes a $14.8 billion noncash pretax impairment of indefinite-lived intangible assets (specifically, cable franchise rights) recorded as part of the Company’s annual FAS 142 impairment test and a $58 million noncash pretax loss on the sale of non-core cable systems ($13 million of which was recorded during the fourth quarter, primarily reflecting post-closing and working capital adjustments), rose 8% ($444 million) over full-year 2007 to $6.2 billion. Adjusted OIBDA benefited from revenue growth, offset partly by higher employee, video programming, voice and marketing costs. Employee costs grew 8% ($261 million), resulting primarily from headcount and salary increases. Video programming expenses were up 6% ($219 million) to $3.8 billion, due to contractual rate increases and a higher percentage of basic video subscribers who also subscribe to expanded tiers of video services. Voice costs climbed 21% ($97 million) reflecting primarily growth in Digital Phone subscribers, partially offset by a decline in per-subscriber connectivity costs due to volume discounts received in 2008. Marketing expenses grew 14% ($70 million) to $569 million, resulting from intensified marketing efforts. Additionally, Adjusted OIBDA included restructuring expenses of $15 million in 2008, compared to merger-related and restructuring expenses of $23 million in 2007.

Operating Loss was $11.8 billion in 2008 compared to Operating Income of $2.8 billion in 2007. Operating Loss in 2008 included a $14.8 billion noncash pretax impairment of cable franchise rights and a $58 million noncash pretax loss on the sale of cable systems. Excluding these items, Operating Income increased as a result of higher Adjusted OIBDA, offset in part by increased depreciation expense ($122 million).
Income (Loss) and Per Share Results
For the full year 2008, net loss was $7.3 billion, or $7.52 per basic and diluted common share compared to net income of $1.1 billion, or $1.15 per basic and diluted common share, for the full-year 2007.
Certain pretax items in 2008 affected comparability, including a $14.8 billion noncash impairment of cable franchise rights, $375 million of noncash impairments of equity-method investments (consisting primarily of the impairment of the Company’s investment in Clearwire Corporation), $62 million of costs associated with the Company’s planned separation from Time Warner, a $58 million noncash loss on the sale of cable systems and a $9 million gain on the sale of a cost-method investment. The $62 million of separation-related costs consisted of $17 million of direct transaction costs (e.g., legal and professional fees) and $45 million of debt issuance costs. On an after-tax basis, these items reduced full year 2008 net income by $8.6 billion, or $8.77 per basic and diluted common share. Additionally, in 2007, a pretax gain of $146 million from the distribution of the Texas and Kansas City Cable Partners, L.P. (“TKCCP”) assets, which was treated as a sale of the Company’s 50% equity interest in the Houston area systems of TKCCP, increased net income by approximately $81 million, or $0.08 per basic and diluted common share. Excluding the impact of these items, net income increased for the full year 2008, as compared to the full year 2007, due primarily to an increase in Operating Income, offset partly by higher income taxes and minority interest expense.
Cash Provided by Operating Activities totaled $5.3 billion in 2008, an increase of 16% or $737 million over 2007. This increase was driven by higher Adjusted OIBDA, a favorable change in working capital requirements as well as lower income tax and interest payments offset partially by higher pension plan contributions.
Capital Expenditures were $3.5 billion in 2008, an increase of $89 million over 2007, reflecting higher customer premise equipment purchases.
Free Cash Flow was $1.8 billion in 2008, an increase of $713 million, or 67% over 2007, due mainly to an increase in cash provided by operating activities. Net debt and mandatorily redeemable preferred membership units totaled $12.6 billion as of December 31, 2008, compared to $13.6 billion as of December 31, 2007.
FOURTH-QUARTER RESULTS
Revenues rose 8% ($313 million) over the prior year to $4.4 billion. Adjusted OIBDA, which excludes a noncash pretax impairment of cable franchise rights of $14.8 billion and a noncash pretax loss of $13 million on the sale of cable systems, grew 6% ($97 million) to $1.7 billion. Additionally, the current year included restructuring expenses of $1 million, compared to merger-related and restructuring expenses of $3 million in the prior year.
Operating Loss was $13.9 billion compared to Operating Income of $795 million in the fourth quarter of 2007. Operating Loss for 2008’s fourth quarter included a $14.8 billion noncash pretax impairment of cable franchise rights and a $13 million noncash pretax loss on the sale of cable systems. Excluding these items, Operating Income increased as a result of higher Adjusted OIBDA.
Income (Loss) and Per Share Results
For the fourth quarter of 2008, net loss was $8.2 billion, or $8.36 per basic and diluted common share compared to net income for the fourth quarter of 2007 of $327 million, or $0.33 per basic and diluted common share. Certain pretax items in the current year affected comparability, including a $14.8 billion noncash impairment of cable franchise rights, a $367 million noncash impairment related to the Company’s investment in Clearwire Corporation, $14 million of costs associated with the Company’s planned separation from Time Warner and a $13 million noncash loss on the sale of cable systems. The $14 million of separation-related costs consisted of $2 million of direct transaction costs and $12 million of debt issuance costs. On an after-tax basis, these items reduced net income for the fourth quarter of 2008 by $8.5 billion, or $8.71 per basic and diluted common share.

Excluding the impact of these items, net income for the fourth quarter of 2008 increased as compared to the fourth quarter of 2007, due primarily to an increase in Operating Income, offset partially by higher interest expense.
Table 1
Fourth Quarter and Full-Year Results
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(in millions)		(in millions)
Subscription revenues:
Video	$2,646	$2,552	$10,524	$10,165
High-speed data	1,077	970	4,159	3,730
Voice	435	336	1,619	1,193

Total Subscription revenues	4,158	3,858	16,302	15,088
Advertising revenues	244	231	898	867

Total revenues	$4,402	$4,089	$17,200	$15,955

Operating Income (Loss) before Depreciation and Amortization	$(13,175)	$1,563	$(8,694)	$5,742

Adjusted Operating Income before Depreciation and Amortization(a)	$1,660	$1,563	$6,186	$5,742

Operating Income (Loss)	$(13,944)	$795	$(11,782)	$2,766

(a)	Adjusted Operating Income before Depreciation and Amortization for the three months and year ended December 31, 2008 excludes a $14.822 billion noncash pretax impairment of cable franchise rights. Additionally, Adjusted Operating Income before Depreciation and Amortization for the year ended December 31, 2008 excludes a pretax loss on the sale of cable systems of $58 million, $13 million of which was recorded during the three months ended December 31, 2008.
SUBSCRIBER UPDATE
For definitions of certain terms, please refer to Table 2 below, which presents select subscriber and penetration data.
Highlights
Revenue generating units (“RGUs”) totaled 34.2 million as of December 31, 2008 – reflecting net additions of 175,000 during the fourth quarter.  Customer relationships were 14.6 million, and Triple play subscribers reached 3.1 million (or 21% of total customer relationships), benefiting from 110,000 net additions during the fourth quarter. Over 54% of customers received bundled services as of December 31, 2008.

Table 2
Selected Subscriber and Penetration Data

		Net
		Additions		Acquisitions
	9/30/08	(Declines)(a)		(Dispositions)(a)	12/31/08
	(in thousands)
Subscriber Data:
Revenue generating units(b)	34,151	175		(126)	34,200
Customer relationships(c)	14,750	(84)		(84)	14,582

Double play subscribers(d)	4,811	(5)		(12)	4,794
Triple play subscribers(e)	2,992	110		(3)	3,099
Bundled subscribers(f)	7,803	105		(15)	7,893

Homes passed(g)	26,830	207		(271)	26,766
Basic video subscribers(h)	13,266	(119)		(78)	13,069
Digital video subscribers(i)	8,607	44		(24)	8,627
Residential high-speed data subscribers(j)(k)	8,339	124	(j)	(19)	8,444
Commercial high-speed data subscribers(j)(k)	295	(11	)(j)	(1)	283
Residential Digital Phone subscribers(k)(l)	3,621	130		(4)	3,747
Commercial Digital Phone subscribers(k)(l)	23	7		—	30

	9/30/08	12/31/08
Penetration Data:
Customer relationships(m)	55.0%	54.5%
Basic video(n)	49.4%	48.8%
Digital video(o)	64.9%	66.0%
Residential high-speed data(p)	31.3%	31.8%
Residential Digital Phone(q)	14.0%	14.4%
Double play(r)	32.6%	32.9%
Triple play(s)	20.3%	21.2%
Bundled(t)	52.9%	54.1%

(a)	Net additions (declines) reflect subscriber activity for each period other than subscriber changes resulting from acquisitions, dispositions or exchanges during any given quarter of cable systems that, in the aggregate, served more than 5,000 basic video subscribers. The subscriber changes resulting from such transactions are reflected in the “Acquisitions (Dispositions)” column and include the subscriber changes resulting from the disposition of certain non-core cable systems in the fourth quarter of 2008.
(b)	Revenue generating units represent the total of all basic video, digital video, high-speed data and voice subscribers.
(c)	Customer relationships represent the number of subscribers who receive at least one level of service, encompassing video, high-speed data and voice services, without regard to the number of services purchased. For example, a subscriber who purchases only high-speed data service and no video service will count as one customer relationship, and a subscriber who purchases both video and high-speed data services will also count as only one customer relationship.
(d)	Double play subscriber numbers reflect customers who subscribe to two of the Company’s primary services (video, high-speed data and voice).
(e)	Triple play subscriber numbers reflect customers who subscribe to all three of the Company’s primary services.
(f)	Bundled subscriber numbers reflect customers who subscribe to two or more of the Company’s primary services.
(g)	Homes passed represent the estimated number of service-ready single residence homes, apartment and condominium units and commercial establishments passed by the Company’s cable systems without further extending the transmission lines.
(h)	Basic video subscriber numbers reflect billable subscribers who receive at least basic video service.
(i)	Digital video subscriber numbers reflect billable subscribers who receive any level of video service via digital transmissions.
(j)	High-speed data subscriber numbers reflect billable subscribers who receive Road Runner high-speed data service or any of the other high-speed data services offered by the Company. Net additions (declines) for the fourth quarter and full year of 2008 reflect a reclassification of approximately 15,000 subscribers from commercial high-speed data to residential high-speed data.
(k)	The determination of whether a high-speed data or Digital Phone subscriber is categorized as commercial or residential is generally based upon the type of service provided to that subscriber. For example, if the Company provides a commercial service, the subscriber is classified as commercial.
(l)	Digital Phone subscriber numbers reflect billable subscribers who receive an IP-based telephony service.
(m)	Customer relationships penetration represents customer relationships as a percentage of homes passed.
(n)	Basic video penetration represents basic video subscribers as a percentage of homes passed.
(o)	Digital video penetration represents digital video subscribers as a percentage of basic video subscribers.
(p)	Residential high-speed data penetration represents residential high-speed data subscribers as a percentage of estimated high-speed data service-ready homes passed.
(q)	Residential Digital Phone penetration represents residential Digital Phone subscribers as a percentage of estimated Digital Phone service-ready homes passed.
(r)	Double play penetration represents double play subscribers as a percentage of customer relationships.
(s)	Triple play penetration represents triple play subscribers as a percentage of customer relationships.
(t)	Bundled penetration represents bundled subscribers as a percentage of customer relationships.
Use of Operating Income (Loss) before Depreciation and Amortization, Adjusted OIBDA and Free Cash Flow
Operating Income (Loss) before Depreciation and Amortization is a financial measure not calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines Operating Income (Loss) before Depreciation and Amortization as Operating Income (Loss) before depreciation of tangible assets and amortization of intangible assets. The Company also evaluates the performance of its business using Operating Income (Loss) before Depreciation and Amortization excluding the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales (referred to herein as “Adjusted OIBDA”). Management utilizes Operating Income (Loss) before Depreciation and Amortization and Adjusted OIBDA, among other measures, in evaluating the performance of the Company’s business because they eliminate the uneven effect across its business of considerable amounts of depreciation of tangible assets and amortization of intangible assets recognized in business combinations. Additionally, management utilizes Operating Income (Loss) before Depreciation and Amortization and Adjusted OIBDA because it believes these measures provide valuable insight into the underlying performance of the Company’s individual cable systems by removing the effects of items that are not within the control of local personnel charged with managing these systems such as income tax benefit (provision), other income (expense), net, minority interest income (expense), net, and interest expense, net. In this regard, Operating Income (Loss) before Depreciation and Amortization and Adjusted OIBDA are significant measures used in the Company’s annual incentive compensation programs. Operating Income (Loss) before Depreciation and Amortization and Adjusted OIBDA also are metrics used by the Company’s parent, Time Warner Inc. (“Time Warner”), to evaluate the Company’s performance, and Operating Income (Loss) before Depreciation and Amortization is an important measure in the Time Warner reportable segment disclosures. A limitation of Operating Income (Loss) before Depreciation and Amortization and Adjusted OIBDA, however, is that they do not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Moreover, Adjusted OIBDA does not reflect gains and losses on asset sales or any impairment charge related to goodwill, intangible assets and fixed assets. To compensate for this limitation, management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budget variances, investment spending levels and return on capital analyses. Another limitation of these measures is that they do not reflect the significant costs borne by the Company for income taxes, debt servicing costs, the share of Operating Income (Loss) before Depreciation and Amortization and Adjusted OIBDA related to the minority ownership, the results of the Company’s equity investments or other non-operational income or expense. Management compensates for this limitation through other financial measures such as a review of net income (loss) and earnings (loss) per share.
Free Cash Flow is a non-GAAP financial measure. The Company defines Free Cash Flow as cash provided by operating activities (as defined under GAAP) plus excess tax benefits from the exercise of stock options, less cash provided by (used by) discontinued operations, capital expenditures, partnership distributions and principal payments on capital leases. Management uses Free Cash Flow to evaluate the Company’s business. The Company believes this measure is an important indicator of its liquidity, including its ability to reduce net debt and make strategic investments, because it reflects the Company’s operating cash flow after considering the significant capital expenditures required to operate its business. A limitation of this measure, however, is that it does not reflect payments made in connection with investments and acquisitions, which reduce liquidity. To compensate for this limitation, management evaluates such expenditures through other financial measures such as return on investment analyses.
Operating Income (Loss) before Depreciation and Amortization, Adjusted OIBDA and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), net income (loss) and various cash flow measures (e.g., cash provided by operating activities), as well as other measures of financial performance and liquidity reported in accordance with GAAP, and may not be comparable to similarly titled measures used by other companies.
About Time Warner Cable
Time Warner Cable is the second-largest cable operator in the U.S., with technologically advanced, well-clustered systems located mainly in five geographic areas — New York State (including New York City), the Carolinas, Ohio, southern California (including Los Angeles) and Texas. As of December 31, 2008, Time Warner Cable served more than 14 million customers who subscribed to one or more of its video, high-speed data and voice services, representing more than 34 million revenue generating units. For additional information about Time Warner Cable, visit www.timewarnercable.com.

Information on Conference Call
Time Warner Cable’s earnings conference call can be heard live at 8:30 am ET on Wednesday, February 4, 2009. To listen to the call, visit www.timewarnercable.com/investors or AOL Keyword: TWC IR.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, the planned separation from Time Warner Inc., and other factors affecting the operations of Time Warner Cable Inc. More detailed information about these factors may be found in filings by Time Warner Cable Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner Cable is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:
Corporate Communications	Investor Relations
Alex Dudley (212) 364-8229	Tom Robey (212) 364-8218
Laraine Mancini (212) 364-8202
# # #

TIME WARNER CABLE INC.
CONSOLIDATED BALANCE SHEET
(Unaudited)

	December 31,
	2008	2007
	(in millions)
ASSETS
Current assets:
Cash and equivalents	$5,449	$232
Receivables, less allowances of $90 million and $87 million as of December 31, 2008 and 2007, respectively	692	743
Receivables from affiliated parties	161	2
Deferred income tax assets	156	91
Prepaid expenses and other current assets(a)	201	95

Total current assets	6,659	1,163
Investments	895	735
Property, plant and equipment, net	13,537	12,873
Intangible assets subject to amortization, net	493	719
Intangible assets not subject to amortization	24,094	38,925
Goodwill	2,101	2,117
Other assets	110	68

Total assets	$47,889	$56,600

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$546	$417
Deferred revenue and subscriber-related liabilities	156	164
Payables to affiliated parties	209	204
Accrued programming expense	530	509
Other current liabilities	1,432	1,237
Current liabilities of discontinued operations	—	5

Total current liabilities	2,873	2,536
Long-term debt	17,727	13,577
Mandatorily redeemable preferred membership units issued by a subsidiary	300	300
Deferred income tax liabilities, net	8,193	13,291
Long-term payables to affiliated parties	—	36
Other liabilities	522	430
Minority interests	1,110	1,724
Shareholders’ equity:
Class A common stock, $0.01 par value, 902 million shares issued and outstanding as of December 31, 2008 and 2007, respectively	9	9
Class B common stock, $0.01 par value, 75 million shares issued and outstanding as of December 31, 2008 and 2007, respectively	1	1
Paid-in-capital	19,507	19,411
Accumulated other comprehensive loss, net	(467)	(174)
Retained earnings (deficit)	(1,886)	5,459

Total shareholders’ equity	17,164	24,706

Total liabilities and shareholders’ equity	$47,889	$56,600

(a)	Prepaid expenses and other current assets as of December 31, 2008 includes the Company’s remaining investment in The Reserve Fund’s Primary Fund of $103 million.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(in millions, except per share data)		(in millions, except per share data)
Revenues:
Subscription:
Video	$2,646	$2,552	$10,524	$10,165
High-speed data	1,077	970	4,159	3,730
Voice	435	336	1,619	1,193

Total Subscription	4,158	3,858	16,302	15,088
Advertising	244	231	898	867

Total revenues	4,402	4,089	17,200	15,955
Costs and expenses:
Costs of revenues(a)	2,048	1,897	8,145	7,542
Selling, general and administrative(a)	693	626	2,854	2,648
Depreciation	703	703	2,826	2,704
Amortization	66	65	262	272
Merger-related and restructuring costs	1	3	15	23
Impairment of cable franchise rights	14,822	—	14,822	—
Loss on sale of cable systems	13	—	58	—

Total costs and expenses	18,346	3,294	28,982	13,189

Operating Income (Loss)	(13,944)	795	(11,782)	2,766
Interest expense, net	(276)	(213)	(923)	(894)
Minority interest income (expense), net	1,166	(48)	1,022	(165)
Other income (expense), net	(366)	8	(367)	156

Income (loss) before income taxes	(13,420)	542	(12,050)	1,863
Income tax benefit (provision)	5,256	(215)	4,706	(740)

Net income (loss)	$(8,164)	$327	$(7,344)	$1,123

Basic net income (loss) per common share	$(8.36)	$0.33	$(7.52)	$1.15

Average basic common shares outstanding	977.0	976.9	977.0	976.9

Diluted net income (loss) per common share	$(8.36)	$0.33	$(7.52)	$1.15

Average diluted common shares outstanding	977.0	977.4	977.0	977.2

(a)	Costs of revenues and selling, general and administrative expenses exclude depreciation.

TIME WARNER CABLE INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Year Ended December 31,
	2008	2007
	(in millions)
OPERATING ACTIVITIES
Net income (loss)	$(7,344)	$1,123
Adjustments for noncash and nonoperating items:
Depreciation and amortization	3,088	2,976
Impairment of cable franchise rights	14,822	—
Pretax (gain) loss on asset sales	49	(146)
Loss from equity investments, net of cash distributions	378	12
Minority interest (income) expense, net	(1,022)	165
Deferred income taxes	(4,557)	317
Equity-based compensation	78	59
Changes in operating assets and liabilities, net of acquisitions:
Receivables	20	18
Accounts payable and other liabilities	48	(29)
Other changes(a)	(260)	21
Adjustments relating to discontinued operations	—	47

Cash provided by operating activities	5,300	4,563

INVESTING ACTIVITIES
Investments and acquisitions, net of cash acquired and distributions received	(685)	(60)
Capital expenditures	(3,522)	(3,433)
Proceeds from asset sales	67	61

Cash used by investing activities	(4,140)	(3,432)

FINANCING ACTIVITIES
Borrowings (repayments), net(b)	(206)	(1,545)
Borrowings(c)	7,182	8,387
Repayments(c)	(2,817)	(7,679)
Debt issuance costs	(97)	(29)
Other financing activities	(5)	(84)

Cash provided (used) by financing activities	4,057	(950)

INCREASE IN CASH AND EQUIVALENTS	5,217	181
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	232	51

CASH AND EQUIVALENTS AT END OF PERIOD	$5,449	$232

(a)	The Company made contributions of $400 million to its defined benefit pension plans in 2008, which is a component of Other changes.
(b)	Borrowings (repayments), net, reflects borrowings under the Company’s commercial paper program with original maturities of three months or less, net of repayments of such borrowings.
(c)	Amounts represent borrowings and repayments related to debt instruments with original maturities greater than three months.
Note: Certain reclassifications have been made to the prior year’s financial information to conform to the December 31, 2008 presentation.

TIME WARNER CABLE INC.
RECONCILIATION OF NON-GAAP AND OTHER FINANCIAL MEASURES
(Unaudited)
Reconciliation of Operating Income (Loss) to
Adjusted Operating Income before Depreciation and Amortization

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(in millions)		(in millions)
Operating Income (Loss)	$(13,944)	$795	$(11,782)	$2,766
Depreciation	703	703	2,826	2,704
Amortization	66	65	262	272

Operating Income (Loss) before Depreciation and Amortization	(13,175)	1,563	(8,694)	5,742
Impairment of cable franchise rights	14,822	—	14,822	—
Loss on sale of cable systems	13	—	58	—

Adjusted Operating Income before Depreciation and Amortization	$1,660	$1,563	$6,186	$5,742

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(in millions)		(in millions)
Cash provided by operating activities	$1,436	$1,310	$5,300	$4,563
Reconciling items:
Adjustments relating to the operating cash flow of discontinued operations	—	(4)	—	(47)

Cash provided by continuing operating activities	1,436	1,306	5,300	4,516
Add: Excess tax benefit from exercise of stock options	—	(1)	—	5
Less:
Capital expenditures	(940)	(1,018)	(3,522)	(3,433)
Partnership tax distributions, stock option distributions and principal payments on capital leases	(2)	(5)	(5)	(28)

Free Cash Flow	$494	$282	$1,773	$1,060

Reconciliation of Net Debt

	December 31,
	2008	2007
	(in millions)
Long-term debt	$17,727	$13,577
Debt due within one year	1	—

Total debt	17,728	13,577
Less: Cash and equivalents	(5,449)	(232)

Net debt(a)	12,279	13,345
Mandatorily redeemable preferred equity membership units issued by a subsidiary	300	300

Net debt and mandatorily redeemable preferred equity membership units issued by a subsidiary	$12,579	$13,645

(a)	Net debt is defined as total debt less cash and equivalents.